Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance, Operations & Planning	PondelWilkinson Inc.
805.566.6077	323.866.6038
investor@qad.com	investor@pondel.com

QAD Declares One-Time Dividend of $0.10 Per Share;

 Initiates Quarterly Dividends and Announces Stock Buyback Program

Carpinteria, Calif. — June 22, 2004 — QAD Inc. (NASDAQ:QADI), a leading provider of enterprise applications for global manufacturing companies, today announced that its Board of Directors has approved a one-time special dividend of $0.10 per share of common stock payable August 10, 2004 to QAD shareholders of record at the close of business on July 19, 2004.  The cash effect of the special dividend will be approximately $3.4 million based on approximately 34.2 million common shares outstanding as of June 1, 2004.  QAD’s cash and equivalents balance as of April 30, 2004 was $64.9 million.

In addition, QAD announced that its Board of Directors has approved the initiation of quarterly cash dividends.  The initial dividend will be $0.025 per share payable September 20, 2004 to shareholders of record at the close of business on August 23, 2004.  Continuing quarterly cash dividends are subject to the continued profitability and liquidity requirements of QAD.

Commencing with the first quarterly cash dividend, QAD intends to offer a Dividend Reinvestment Plan.  The company expects to send information regarding the Plan to shareholders in early July.  The Dividend Reinvestment Plan will not be available for the special cash dividend to be paid August 10, 2004.

The Board also approved an open market stock repurchase program authorized for one year to buy up to one million shares of QAD common stock.  Purchases under QAD’s repurchase program may be made from time-to-time, at the discretion of QAD management, in the open market at prevailing market prices, through block trades or otherwise, or in negotiated transactions off the market.  Depending on market conditions and other factors, these purchases may be commenced or suspended at any time, or from time-to-time, without prior notice.

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“These actions underscore the Board’s confidence in QAD’s financial strength and long-term growth opportunities,” said Karl Lopker, chief executive officer of QAD.  “We are especially pleased to provide an additional return to our shareholders, while maintaining our investment levels in research and development and new product offerings.  We continue to pursue growth opportunities in our chosen vertical markets and remain committed to attracting long-range investors who share our enthusiasm for QAD’s future.”

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  To receive any of QAD’s press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

“QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

 Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain strong licensing demand; the company’s ability to leverage improvements in the IT and economic environment; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software applications industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2004 ended January 31, 2004.

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